Exhibit 23(a)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

           We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (Registration No. 333-128686) of Whirlpool Corporation of our reports dated February 28, 2006, with respect to the consolidated financial statements and schedule of Whirlpool Corporation, Whirlpool Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Whirlpool Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP

Chicago, Illinois
March 30, 2006